Exhibit 2.1

Execution Version

SECOND AMENDMENT TO MERGER AGREEMENT

This SECOND AMENDMENT TO MERGER AGREEMENT (this “Amendment”) is made and entered into as of March 22, 2023, by and among TLG Acquisition One Corp., a Delaware corporation (“Parent”), Eagle Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Electriq Power, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Merger Agreement, dated as of November 13, 2022, as amended by the First Amendment to Merger Agreement, dated December 23, 2022 (collectively, the “Agreement”);

WHEREAS, Section 8.3 of the Agreement provides that the Agreement may be amended by a writing signed by each of Parent and the Company;

WHEREAS, the Parties wish to make certain amendments to the Agreement as set forth in this Amendment;

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have (i) determined that it is advisable and in the best interests of each of Parent, Merger Sub and the Company and their respective stockholders to enter into this Amendment, (ii) approved the execution and delivery of this Amendment, and (iii) each of Parent, Merger Sub and the Company recommended the adoption and approval of this Amendment and reaffirmed their recommendation of and commitment to the transactions contemplated hereby and by the Agreement by their respective stockholders;

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

Section 1.1 Definitions. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

Section 1.2 Amendments.

(a) Section 1.3(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Conversion of Company Common Stock. At the Effective Time, each share of Company Common Stock (after giving effect to the Company Preferred Stock Conversion and the Company Convertible Instrument Conversion, but excluding the Excluded Shares and Dissenting Shares, if any), issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive (i) the Per Share Stock Consideration and (ii) the Per Share Reserve Consideration.”

(b) Section 1.3(c) of the Agreement is hereby deleted in its entirety and replaced with “RESERVED.”

(c) Section 1.3(k)(ii)(3) of the Agreement is hereby deleted in its entirety and replaced with the following:

“the number of shares of Parent Class A Common Stock allocated to each Company Stockholder,”

(d) Section 1.3(k)(ii)(8) of the Agreement is hereby deleted in its entirety and replaced with “RESERVED.”

(e) Section 1.4(b) is hereby deleted in its entirety and replaced with the following:

“Delivery of Consideration to Exchange Agent. Immediately prior to the Effective Time, Parent will deliver or cause to be delivered to the Exchange Agent a number of shares of Parent Class A Common Stock equal to the applicable portion of Closing Merger Consideration to be issued to the Company Stockholders at Closing. The Exchange Agent will be deemed to be the agent for the Company Stockholders for the purpose of receiving the Closing Merger Consideration and Reserve Consideration, and delivery of such shares of Parent Class A Common Stock to the Exchange Agent will be deemed to be delivery to the Company Stockholders at the Effective Time, with respect to the Closing Merger Consideration. Until they are distributed, the shares of Parent Class A Common Stock held by the Exchange Agent will be deemed to be outstanding from and after the Effective Time, but the Exchange Agent will not vote those shares or exercise any rights of a stockholder with regard to such shares. If any dividends or distributions are paid with regard to shares of Parent Class A Common Stock while they are held by the Exchange Agent, the Exchange Agent will hold the dividends or distributions, uninvested, until shares of Parent Class A Common Stock are distributed to the applicable Company Stockholders, at which time the Exchange Agent will distribute the dividends or distributions that have been paid with regard to those shares of Parent Class A Common Stock to such former Company Stockholders.”

(f) Section 1.4(c) of the Agreement is hereby deleted in its entirety and replaced with “RESERVED.”

(g) Section 1.4(d) is hereby deleted in its entirety and replaced with the following:

“Delivery of Per Share Closing Merger Consideration. At the Closing, the Exchange Agent shall issue and deliver to each applicable Company Stockholder via electronic book entry the applicable stock portion of the Closing Merger Consideration to which such Company Stockholder is entitled under Section 1.3.”

(h) Section 1.4(e) is hereby deleted in its entirety and replaced with the following:

“Termination of Exchange Agreement. On the date that is twenty-four (24) months after the Closing Date, Parent shall instruct the Exchange Agent to deliver to Parent any portion of the Closing Merger Consideration and Reserve Consideration deposited with the Exchange Agent that remains undistributed to the Company Stockholders pursuant to instructions provided to the Exchange Agent by Parent at such time, unless required otherwise by applicable Legal Requirements, and the Exchange Agent’s duties shall terminate. Thereafter, any Company Stockholders who have not complied with the provisions of this Agreement for receiving their applicable portion of the Closing Merger Consideration and Reserve Consideration from the Exchange Agent shall look only to Parent for such amounts, and any such Company Stockholder (subject to applicable abandoned property, escheat and similar Laws) may receive in consideration therefor, and Parent shall promptly pay, the applicable portion of the Closing Merger Consideration and Reserve Consideration deliverable in respect thereof as determined in accordance with this Article 1 without any interest thereon; provided that any such portion of the Reserve Consideration shall be held and distributed to the Person(s) entitled thereto in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Closing Merger Consideration and Reserve Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any consideration to be paid under Section 1.3(d), Section 1.3(e) or Section 1.3(l) in respect of shares of Company Capital Stock, in each case, shall not have been delivered immediately prior to such date on which any amounts payable pursuant to this Article 1 would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.”

(i) The penultimate sentence of Section 5.10 is hereby deleted in its entirety and replaced with the following:

“The Trust Termination Letter shall instruct Continental to distribute the Trust Fund as follows: (a) to stockholders who elect to have their shares of Parent Class A Common Stock redeemed for cash in accordance with the provisions of Parent’s Charter Documents (the “Parent Share Redemption Amount”), (b) to the payment of Taxes due and payable prior to Closing, (c) to the payment of the unpaid Company Transaction Expenses to the extent due as of the Closing Date, (d) to the payment of the unpaid Parent Transaction Expenses to the extent due as of the Closing Date and (e) to all other payments as mutually agreed upon by Parent and the Company, with all funds remaining after the foregoing payments to be distributed to Parent.”

(j) The following defined terms listed on Appendix A of the Agreement are hereby deleted in their entirety: (i) Cash Percentage, (ii) Election Deadline, (iii) Per Share Cash/Stock Consideration, (iv) Stock Percentage, (v) Electing Stockholder, (vi) Cash Election, (vii) Stock Election, (viii) Election, (ix) Form of Election, (x) Election Period, (xi) Minimum Cash Closing Condition, and (xii) Letter of Transmittal.

Section 1.3 No Other Amendments. The Parties agree that all other provisions of the Agreement shall, subject to the amendments expressly set forth in Section 1.2 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the Agreement.

Section 1.4 References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Agreement shall, effective from the date of this Amendment, refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement and references in the Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to November 13, 2022, and references to the date of this Amendment and “as of the date of this Amendment” shall refer to March 22, 2023.

Section 1.5 Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each Party thereto and hereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.

Section 1.6 Incorporation by Reference. Each of the provisions under Section 8.5 (Counterparts; Electronic Delivery), Section 8.7 (Governing Law) and Section 8.8 (Jurisdiction; Venue; Service of Process; JURY WAIVER) of the Agreement shall be incorporated into this Amendment by reference as if set out in full herein, mutatis mutandis.

Section 1.7 Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment. The Parties further agree that each Party shall cooperate in good faith in advancing the Transactions.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first written above.

PARENT:

TLG ACQUISITION ONE CORP.

By:	/s/ John Michael Lawrie
Name:	John Michael Lawrie
Title:	Chief Executive Officer

MERGER SUB:

EAGLE MERGER CORP.

By:	/s/ John Michael Lawrie
Name:	John Michael Lawrie
Title:	President

[Signature Page to Amendment No. 2 to Merger Agreement]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date first written above.

COMPANY:

ELECTRIQ POWER, INC.

By:	/s/ Frank Magnotti
Name:	Frank Magnotti
Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to Merger Agreement]